CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fees(2)

Common Stock, $0.01 par value per share	12,267,050	$18.75	$230,007,188	$12,834

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement. Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159985

Prospectus Supplement

To Prospectus dated June 15, 2009

10,667,000 shares

Harman International Industries, Incorporated

Common stock

We are offering 10,667,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.” The last reported sale price of our common stock on the New York Stock Exchange on June 17, 2009 was $19.25 per share.

	Per share	Total

Public offering price	$18.75	$200,006,250

Underwriting discount	$ 0.89	$ 9,493,630

Proceeds, before expenses, to us	$17.86	$190,512,620

We have granted the underwriters a 30-day option to purchase up to an additional 1,600,050 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 10,667,000 shares of our common stock in this offering. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $10.9 million and the total net proceeds, before expenses, to us will be $219.1 million.

Investing in our common stock involves risks. See “Risk factors ” beginning on page S-10 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on June 23, 2009.

Sole book-running manager

J.P.Morgan

HSBC	Mitsubishi UFJ Securities	UniCredit Capital Markets

Citi	Danske Markets	Scotia Capital

The date of this prospectus supplement is June 17, 2009.

Prospectus supplement

Prospectus

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In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This document may only be used where it is legal to sell our securities. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

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About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated June 15, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation of certain information by reference.”

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “Harman International,” “Harman,” the “Company,” “we,” “us” and “our” are to Harman International Industries, Incorporated and its subsidiaries. The term “you” refers to a prospective investor.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.harman.com. Except as set forth below under “Incorporation of certain information by reference,” information on our website is not incorporated into this prospectus supplement by reference and should not be considered a part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange (NYSE: HAR), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The

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information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (including the portions of our proxy statement for our 2008 annual meeting of stockholders incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009;

•

Our Current Reports on Form 8-K filed July 31, 2008, August 21, 2008, September 23, 2008, November 14, 2008, December 8, 2008, January 15, 2009, January 30, 2009, February 13, 2009, March 16, 2009, April 3, 2009 and June 15, 2009 (other than, in each case, any portions of those documents not deemed to be filed);

•	the description of our common stock contained in our Registration Statement on Form 8-A/A (Commission File No. 001-09764), filed on February 27, 2003, including any amendments thereto; and

•

the description of the Rights to purchase Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A (Commission File No. 001-09764), filed on December 16, 1999, including any amendments thereto.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) from the date of the registration statement of which this prospectus supplement is a part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901; telephone (203) 328-3500. The filings are also available on our website at www.harman.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above, is not incorporated into this prospectus supplement by reference and should not be considered a part of this prospectus supplement.

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Market, ranking and other data

In this prospectus supplement and in the documents incorporated by reference herein, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk factors” in this prospectus supplement.

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Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “should,” “will” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus will in fact transpire.

The risks described below are discussed in greater detail in our periodic filings with the SEC. You should carefully consider the risks described below and in our periodic reports because they identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our stock would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•

our ability to successfully implement our strategic initiatives, including our STEP Change cost reduction initiatives, and to achieve the intended benefits and anticipated savings of those initiatives;

•	automobile industry sales and production rates and the willingness of automobile purchasers to pay for the option of a premium audio system and/or a multi-function infotainment system;

•	changes in consumer confidence and spending and worsening economic conditions worldwide;

•	the bankruptcy or financial deterioration of one or more of our customers or suppliers;

•	the loss of one or more significant customers, including our automotive manufacturer customers, or the loss of a significant platform with an automotive customer;

•

changes in interest rates and the availability of financing affecting corporate and consumer spending, including the effects of continued volatility and further deterioration in the financial and credit markets;

•	fluctuations in currency exchange rates, particularly with respect to the value of the U.S. dollar and the euro, and other risks inherent in international trade and business transactions;

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•	warranty obligations for defects in our products;

•	our ability to satisfy contract performance criteria, including our ability to meet technical specifications and due dates on new platforms, at expected profit margins;

•	competition in the automotive, consumer or professional markets in which we operate, including pricing pressure in the market for personal navigation devices (“PNDs”);

•	our ability to achieve cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering and administrative organizations;

•	model-year changeovers and customer acceptance in the automotive industry;

•	our ability to enforce or defend our ownership and use of intellectual property;

•	our ability to maintain a competitive technological advantage within the systems, services and products we provide into the marketplace;

•	our ability to effectively integrate acquisitions made by us or manage restructuring and cost migration initiatives;

•	our ability to comply with the financial or other covenants in our long-term debt agreements;

•	limitations on our ability to borrow funds under our existing credit facilities;

•	the valuation of certain assets, including goodwill, investments and deferred tax assets, considering recent market conditions;

•	strikes, work stoppages and labor negotiations at our facilities, or at a facility of one of our significant customers, or work stoppages at a common carrier or a major shipping location;

•	commodity price fluctuations;

•	availability of key components for the products we manufacture; and

•	the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and ERISA lawsuits.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations, and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus supplement and the periodic reports we file with the SEC, including the information in Item 1A, “Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and Item 1A, “Risk Factors” of Part II of the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009. We undertake no obligation to publicly update or revise any forward-looking statement.

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Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein, as well as our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our common stock.

Our Company

We believe we are a worldwide leader in the development, manufacture and marketing of high-quality, high-fidelity audio products and electronic systems. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. We also believe that we are a leader in digitally integrated infotainment systems for the automotive industry. Our AKG, Crown, JBL, Infinity, Harman/Kardon, Lexicon, dbx, Studer/Soundcraft, Mark Levinson and Becker brand names are well known worldwide for premium quality and performance. We have built these brands by developing our engineering, manufacturing and marketing competencies, and have employed these resources to establish our Company as a leader in the markets we serve.

We report our business on the basis of four segments. Our Automotive, Consumer and Professional segments are based on the end-user markets we serve. Our fourth segment, Other, includes our QNX business, which was previously reported in our Automotive segment. This realignment reflects our focus on growing the QNX business in other non-automotive industries.

Automotive

Our Automotive segment designs, manufactures and markets audio, electronic and infotainment systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers. Our infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, voice-activated telephone and climate control, rear seat entertainment, wireless Internet access, hard disk recording, MP3 playback and a high-end branded audio system. We expect future infotainment systems to also integrate driver safety capabilities such as lane guidance, traffic sign recognition, pre-crash emergency braking, adaptive cruise control and night vision. Our Automotive products are marketed worldwide under brand names including JBL, Infinity, Mark Levinson, Harman/Kardon, Logic 7, Lexicon and Becker. We also have an exclusive alliance with Bowers & Wilkins to develop, manufacture, sell or service premium audio systems under the Bowers & Wilkins brand name. Global automotive customers for our premium audio and infotainment systems include Daimler, the BMW Group, Toyota/Lexus, Audi/Volkswagen, Chrysler, Porsche, Land Rover, Hyundai, PSA Peugeot Citroën and Jaguar. We also produce a Harman/Kardon branded infotainment system for Harley-Davidson touring motorcycles. Our premium branded audio systems are sold independently or in conjunction with our infotainment systems. Our Automotive segment also markets personal navigation devices that are primarily sold in Europe.

Consumer

Our Consumer segment designs, manufactures and markets a wide-range of mid- to high-end audio, video and digital storage systems for home, multimedia and mobile applications. Our Consumer products feature some of the world’s most recognized audio brands, including AKG, Harman/Kardon, Infinity, JBL and Mark Levinson. Home applications include dedicated home audio and theater systems, as well as distributed systems that provide multi-zone high-quality audio and video. Multimedia applications comprise a wide-range of innovative accessories such as designer fashion earbuds and noise cancelling headphones that enhance the sound of portable electronic devices. Our branded audio products for multimedia applications are primarily designed to enhance sound for Apple’s iPods and iPhones, and other MP3 players. We provide transducers and built in speakers for leading notebook computers, such as Toshiba and Lenovo. Additionally, we provide an extensive line of audio systems for personal computers that are recognized for their award winning design and high-fidelity. Aftermarket mobile products include speakers, amplifiers and controllers that deliver high-quality in-car audio. Our Consumer products are sold in specialty audio stores, mass market retail stores such as the Apple stores, Best Buy, Target, Media Markt and Fnac, and through online retailers.

Professional

Our Professional segment designs, manufactures and markets an extensive range of loudspeakers, power amplifiers, digital signal processors, microphones, headphones and mixing consoles used by audio professionals in concert halls, stadiums, airports, houses of worship and other public spaces. For example, our Professional products can be found in prestigious venues and at important events such as the Kennedy Center, the Vienna State Opera House, the O2 World Arena in Berlin, Yankee Stadium, the 51st Grammy Awards, the 2008 Beijing Olympics and the 2009 Presidential Inauguration. We design products for recording, broadcast, cinema and music reproduction applications. We also provide high-quality products to the sound reinforcement, music instrument support and broadcast and recording segments of the professional audio market. Our Professional products are marketed globally under brand names including JBL Professional, AKG, Crown, Soundcraft, Lexicon, Revel, DigiTech, dbx and Studer.

We also offer complete systems solutions for professional installations and users around the world. Our products can be linked by our HiQnet network protocol providing a central digital network for audio professionals to control different aspects of a complex system. We believe that we are well equipped to provide turnkey systems solutions for professional audio applications that offer the customer improved performance, reliability, ease of installation and reduced cost. Our Professional segment also includes high-end installed audio and home theater systems that we market under our JBL Professional, Revel, Crown, Lexicon and Mark Levinson brands.

Other (QNX)

Our Other segment includes the operations of our QNX business, which offers real-time operating system software, middleware, development tools and consulting services. The markets served by our QNX business include automotive, industrial control and automation, energy, medical, networking and telecommunications, and security and defense. Leading technology companies have embraced QNX solutions in such products as the Intel Atom processor, Adobe

Flash and Apple’s iPod. QNX products include the QNX Neutrino RTOS operating system and the award-winning QNX Aviage suite of middleware. Additionally, our QNX technologies can be found in a wide spectrum of products in which reliability is paramount, such as medical devices, the NASA Space Arm, optical telecommunications networks and in a number of defense applications, including control, sensor and communications systems.

Our Competitive Strengths

World-class brand portfolio

Harman’s legendary brands have inspired premium audio enthusiasts, best-selling artists and discriminating drivers for more than 50 years. Our portfolio of brands includes such renowned names as AKG, Becker, Crown, Harman/Kardon, Infinity, JBL, Lexicon and Mark Levinson. Our brands and the innovative technologies they represent—many of which Harman pioneered— have helped establish our Company as a leader in the primary markets we serve. We have successfully leveraged these brands across our Automotive, Consumer and Professional segments. Not only does this provide brand reinforcement and recognition across markets, but it enables us to share similar foundational technologies that differentiate us from our competitors.

Innovation and technological expertise

Harman has a rich heritage of continuous technological innovation that we leverage across all of the markets we serve. We employ more than 2,500 engineers in strategically located technical centers around the globe. We have a well-deserved reputation for delivering premium audio and infotainment solutions across a full spectrum of applications. For example, our L6 infotainment system contributed to BMW’s new flagship 7 Series being named by iSuppli as the “World’s Most Technologically Advanced New Vehicle” in 2009. In the Professional arena, leading entertainers and venues consistently choose our Professional solutions to provide outstanding audio control and fidelity at such prestigious venues and events as the Vienna State Opera House, the O2 World Arena in Berlin, Yankee Stadium, the 51st Grammy Awards and the 2009 Presidential Inauguration. Innovative new products from our Consumer segment have won a number of awards, including the International “Red Dot Award: Product Design 2009” for our JBL “Control Now” speakers.

Automotive awarded business

We believe that our technological innovation, the quality of our products and our reputation for on-time delivery have resulted in a substantial amount of awarded business. We have successfully delivered infotainment systems for 13 new product launches during fiscal 2008 and 2009, and have a cumulative $8.8 billion of awarded automotive business. We believe this will position us well for follow-on and new business with these existing customers.

Seasoned management team with extensive global experience

Our senior management team possesses substantial experience leading technology-oriented companies, promoting profitable growth through continuous value-added innovation and providing guidance, leadership and cost-discipline through challenging economic conditions.

Dinesh Paliwal, Chairman & CEO: Formerly President of Global Markets and Technology at ABB Ltd from January 2006 to June 2007, President and CEO of ABB North America from January 2004 to June 2007 and President and CEO of ABB Automation Technologies Division from October 2002 to December 2005. He has lived and managed large businesses in Australia, China, Singapore, Switzerland and the United States.

Herbert Parker, EVP & CFO: Formerly CFO of ABB North America from January 2006 to May 2008 and CFO of ABB Automation Technologies Division from October 2002 to December 2005.

Blake Augsburger, President—Professional: Formerly Regional Manager for North America and President of Crown International (a Harman Division), and Corporate VP and General Manager for Hubbell’s High Voltage Test Business from 1999 to 2001.

Klaus Blickle, President—Automotive: Formerly President and CEO of EDAG Group from 2005 to 2008, President of Tesma International (Magna Group) from 2004 to 2005 and President and Chief Technology Officer of American Special Cars.

David Slump, President—Consumer and VP, Corporate Development: Formerly SVP at Landis+Gyr (responsible for brand strategy and evaluating investments), as well as earlier executive positions with GE, ABB and ComEd.

David Karch, VP, Operational Excellence: Formerly Senior Vice President, Manufacturing and Quality with Harman/Becker Automotive Systems.

Sachin Lawande, EVP and Chief Technology Officer: Formerly VP—Engineering Services at QNX Software Systems from 2001 to 2006 and Director of 3Com’s Internet Appliance Division from 1996 to 2001.

Our Growth Strategy

Continued growth through innovation

We are focused on the next generation of audio and infotainment solutions that will blend advances in wireless networking, streaming audio, hands-free connectivity, driver assistance, safety systems and more. Our advanced software capabilities and acoustic expertise will work together to define emerging standards across all of our segments.

We believe we can grow our business with automotive manufacturers through an increase in the number of models offering our audio, navigation and infotainment systems; increases in per-vehicle content through the provision of integrated infotainment and premium branded audio systems; higher penetration levels of high-level audio and infotainment systems within existing models; and providing systems that will continue to integrate advanced driver assist safety measures as they evolve.

We are developing a new mid-range infotainment system that we believe will deliver industry-leading performance at an affordable price that will allow us to penetrate the emerging mid-range automotive market, which we estimate could be as large as $5 billion annually. We also are developing, through our GreenEdge initiative, environmentally-friendly technologies to reduce power consumption and product weight, a growing area of opportunity for environmentally-conscious customers. We have also partnered with Lotus Engineering (UK) to develop active noise management applications for both conventional and hybrid/electric cars. We believe that this technology will be an important component for conventional, hybrid and electric vehicles in the future.

We believe our innovative networking and control technologies will provide us with significant growth opportunities across all of our segments. Our HiQnet technology simplifies the interaction of our products and provides users with an incentive to purchase complete HiQnet compatible systems. We are also playing a leading role in developing the emerging Ethernet AV standard, which we believe will be the basis for the next generation infotainment bus technology. This technology will allow higher audio and video bandwidth and transport capabilities, and we believe it will open up significant new market opportunities for our Company.

Expansion into emerging markets

We believe significant opportunities exist to grow our business in all four of our segments in emerging markets such as China, India and Russia. For example, a recent J.D. Power and Associates report estimated that these countries combined will account for 68% of the growth in total global automotive demand from 2007 through 2014. To execute this strategy, we have hired dedicated regional presidents in China and India, both of whom have successfully opened up new markets for high-technology companies in Asia. We also are repositioning our research and development and production capabilities, and are developing distribution channels, to be able to meet the demand for our products in these markets.

STEP Change sustainable cost savings program

We announced our STEP Change restructuring program in the first quarter of fiscal 2009. The goal of this program is to maximize operating flexibility and increase efficiency in our manufacturing, engineering, procurement and administrative functions. Our STEP Change methodology targets $400 million in sustainable cost-savings on an annualized basis over the fiscal 2008 baseline by the end of fiscal year 2011, and involves over 200 restructuring actions to improve our global footprint, cost structure, technology portfolio, human resources and internal processes. These actions will also reduce the number of our manufacturing, engineering and operating locations in high-cost countries, enable us to expand our capabilities in low-cost countries, and allow us to take advantage of growth opportunities in emerging markets.

Selective strategic acquisitions

Historically, Harman has demonstrated its ability to expand through acquisitions into both new and adjacent markets, and to grow through the acquisition of new brands and technologies. We will consider future selective, strategic acquisitions that allow us to expand innovative product offerings and accelerate growth in new and emerging markets.

Recent Developments

The markets in which we operate remain challenging and we have not yet seen an increase in demand. Although the implementation of our STEP Change program is on schedule, we continue to face challenges with regard to under-absorption at currently depressed demand levels as the effects of our cost reduction program are realized over time.

On June 15, 2009, in connection with this offering, we obtained consents to amend our revolving credit facility to reduce from 50% to 20% the percentage of net cash proceeds received by us from this offering that must be used by us to reduce borrowings and permanently reduce commitments under the revolving credit facility. The amendment will become effective upon the consummation of this offering.

On June 1, 2009, General Motors and certain of its affiliates filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Southern District of New York to reorganize its business. General Motors and its affiliated companies do not represent a material percentage of our net sales, and our exposure to uncollected accounts receivable from General Motors is not material.

Corporate Information

We were incorporated in the state of Delaware in 1980. Our principal executive offices are located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Our telephone number is (203) 328-3500 and our website can be accessed at www.harman.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Summary financial data

The following tables set forth our summary financial data. The summary financial data for the nine months ended March 31, 2009 and 2008 and as of March 31, 2009 have been derived from, and should be read together with, our unaudited condensed consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period. The summary financial data for the years ended June 30, 2008, 2007 and 2006 have been derived from, and should be read together with, our audited consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended June 30, 2008 and under Item 8.01 of the Current Report on Form 8-K filed on June 15, 2009, both of which are incorporated by reference in this prospectus supplement. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2008, our Current Report on Form 8-K filed on June 15, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our historical financial statements and the related notes, which are incorporated by reference in this prospectus supplement.

	For the Nine Months Ended March 31,		For the Years Ended June 30,
(In thousands except per share data)	2009	2008	2008	2007	2006

Results of operations:
Net sales	$2,223,347	$3,045,240	$4,112,503	$3,551,144	$3,247,897
Operating (loss) income	(426,566)	95,679	138,501	386,387	397,241
(Loss) income before income taxes and minority interest	(429,045)	86,286	124,484	382,205	376,187
Net (loss) income	(360,187)	76,060	107,786	313,963	255,295

Per share data:
Diluted (loss) earnings per share	(6.15)	1.20	1.73	4.72	3.75
Weighted average shares outstanding diluted	58,544	63,315	62,182	66,449	68,105
Dividends per share	0.025	0.0375	0.05	0.05	0.05

As of March 31,
(In thousands)	2009

Balance sheet data:
Total assets	$2,277,721
Total debt	662,294
Shareholders equity	825,833

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of our common stock, see the description of common stock contained in our Registration Statement on Form 8-A/A (Commission File No. 001-09764), filed on February 27, 2003, including any amendments thereto, which is incorporated herein by reference.

Issuer	Harman International Industries, Incorporated

Common stock offered	10,667,000 shares

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,600,050 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock outstanding immediately following this offering	69,329,778 shares[1]

NYSE Symbol	“HAR”

Use of Proceeds	We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $189.9 million (or approximately $218.5 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering.

[1]	The number of shares of common stock shown as being outstanding after this offering is based on the number of shares outstanding as of June 10, 2009 and the issuance by us of 10,667,000 shares of common stock in this offering. Such number excludes (i) 1,600,050 shares of common stock issuable pursuant to the exercise of the underwriters’ over-allotment option, (ii) 2,636,292 shares of common stock issuable upon the exercise of stock options outstanding as of June 10, 2009 under our stock compensation plans with a weighted average exercise price of $61.03 as of June 10, 2009, (iii) 507,594 shares of common stock issuable upon vesting of restricted stock units as of June 10, 2009, (iv) 3,225,799 shares of common stock available for future stock award grants and (v) shares of common stock that may be issued upon conversion of the Convertible Senior Notes (which have an initial conversion price of approximately $104.00 per share).

We intend to use 20% of the net proceeds from this offering to reduce indebtedness and permanently reduce commitments under our revolving credit facility, as required by the terms of our amended credit agreement, and the balance to improve liquidity and for general corporate purposes, including potential future business acquisitions. Affiliates of the underwriters are lenders under our revolving credit facility, and will receive a portion of the net proceeds from this offering, which is being applied to repay such indebtedness. See “Use of proceeds” and “Underwriting.”

United States federal income and estate tax consequences	For a discussion of certain United States federal income and estate tax consequences of the acquisition, holding and disposition of shares of our common stock, see “Certain United States federal income and estate tax considerations.”

Risk Factors	See “Risk factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Risk factors

You should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before investing in our common stock. These risks and uncertainties have the potential to have a material adverse impact on our business, financial condition and results of operations.

Risks related to our Company

Decreased demand from our customers in the automotive industry may adversely affect our results of operations.

For the nine months ended March 31, 2009, approximately 65 percent of our sales were to automobile manufacturers. As a result, our financial performance depends, in large part, on conditions in the automotive industry, which is highly dependant on general economic conditions and which has recently experienced significant difficulty. Certain of our customers have publicly announced their financial difficulties, including some of our major customers. As a result, we have and may continue to experience reductions in orders from these customers. If one or more of our significant automotive customers experiences, or continues to experience, continued or increased financial difficulty, as a result of a prolonged economic downturn or otherwise, this would have a further adverse effect on our business due to further decreased demand, the potential inability of these companies to make full payment on amounts owed to us, or both. In addition, our customer supply agreements generally provide for reductions in pricing of our products over the period of production. Pricing pressures may intensify as a result of cost cutting initiatives of our customers in the current economic environment. If we are unable to generate sufficient production cost savings in the future to offset future price reductions, our results of operations may be adversely affected.

A decrease in discretionary spending would likely reduce our sales.

Our sales are dependent on discretionary spending by consumers, which has been materially adversely impacted by economic conditions affecting disposable consumer income and retail sales. In addition, our sales of audio, electronic and infotainment products to automotive customers are dependent on the overall success of the automobile industry, and the success of premium automobiles in particular, as well as the willingness of automobile purchasers to pay for the option of a premium branded automotive audio system or a multi-function digital infotainment system. Global demand for and production of premium vehicles, including certain vehicle models that incorporate our products, has recently declined significantly in the difficult economic environment. This “mix shift” has had a negative impact on our results of operations. Consumer trends such as this could continue or accelerate in the future.

The current economic environment may adversely affect the availability and cost of credit and consumer spending patterns.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions. The subprime mortgage crisis and disruptions in the financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact the availability of credit already arranged, and the availability and cost of credit in the future. The disruptions in the financial markets have also had an adverse effect on the global economy, which has negatively impacted consumer spending patterns. This has resulted in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

Our products may not satisfy shifting consumer demand or compete successfully with competitors’ products.

Our business is based on the demand for premium audio and video products and our ability to introduce distinctive new products that anticipate changing consumer demands and capitalize upon emerging technologies. If we fail to introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, impairing our distinctive image and our products’ desirability. If any of these events occur, our sales could decline.

We may not realize sales represented by awarded business.

Our current $8.8 billion of awarded business is calculated using certain assumptions from our customers, including projected future sales volumes with respect to the applicable platforms. Orders from our customers with respect to these platforms are not made pursuant to contractual obligations and our customers can terminate arrangements with us at any time without penalty. Therefore, our actual platform sales volumes, and thus the ultimate amount of revenue that we derive from such platforms, is not committed. If actual production orders from our customers are not consistent with the projections we use in calculating the amount of our awarded business, we could realize substantially less revenue over the life of these projects than the currently projected $8.8 billion.

We may not be successful in realizing the cost savings anticipated in our STEP Change program.

Our STEP Change restructuring methodology is intended to achieve $400 million in sustainable annual cost-savings, as measured against fiscal year 2008. This methodology uses a calculation of the targeted reduction in costs that is based exclusively on the reduction of costs relative to our cost base in fiscal year 2008, which is not consistent with our cost base in all fiscal years. In addition, it assumes, for purposes of calculating cost savings, that sales volumes are identical to those experienced in fiscal year 2008. Certain of the cost savings contemplated by this methodology are volume dependent, and therefore even if we achieve the full $400 million in annual cost-savings as calculated in accordance with the STEP Change methodology, the actual impact on our results of operations may be substantially less than $400 million in any fiscal year in which sales volumes are not consistent with those experienced in fiscal year 2008.

The initiatives comprised by our STEP Change program include facility and headcount reductions and other expense controls. We cannot assure you that we will be able to implement these cost reduction initiatives successfully, or at a reasonable cost. For the nine months ended March 31, 2009, we incurred $44.6 million of restructuring and related costs associated with these initiatives, and we anticipate incurring further expenses throughout the upcoming years, some of which may be material in the period in which they are incurred.

Even if we are successful in these initiatives, we may face other risks associated with our plans, including, among other things, declines in employee morale and increased labor relations issues or other interruptions in our operations. Any of these risks could have an adverse impact on our results of operations. In addition, as a result of pricing pressures on our products, we may not be able to translate all of the cost savings from these initiatives into increased earnings.

Failure to maintain relationships with our largest customers and failure by our customers to continue to purchase expected quantities of our products due to changes in market conditions would have an adverse effect on our operations.

We anticipate that our automotive customers, including Audi/Volkswagen, BMW, Daimler and Toyota/Lexus, will continue to account for a significant portion of our sales for the foreseeable future. However, none of Audi/Volkswagen, BMW, Daimler and Toyota/Lexus or our other automotive customers are obligated to any long-term purchases of our products. The loss of sales to Audi/Volkswagen, BMW, Daimler and Toyota/Lexus or to any of our other significant automotive customers would have a material adverse effect on our consolidated sales, earnings and financial position. In recent years, we held a majority of Daimler’s infotainment and audio system business. Automakers customarily maintain dual sourcing arrangements, so our supply relationship with Daimler exceeded expectations. Daimler made strategic decisions in 2006 and 2007 to move to dual sourcing, and as a result, our share of Mercedes business has declined in fiscal 2008 and will further decline in fiscal 2009. We cannot assure you that our customers will not further expand dual sourcing arrangements in the future.

Failure to deliver products on time to our automotive customers could adversely affect our financial results.

We have products in various stages of development for our automotive customers. If we do not complete our development efforts in time to meet our customers’ vehicle production requirements, we could be subject to monetary penalties and damage our customer relationships, which could have a material adverse effect on our consolidated sales, earnings and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

A significant portion of our revenues are derived from sales to customers in the automotive industry, where companies have experienced financial difficulties. As part of the bankruptcy process, our pre-petition receivables may not be realized, customer manufacturing sites may be closed or contracts voided. The bankruptcy of a major customer could have a material adverse effect on our liquidity, financial condition and results of operations.

Chrysler, one of our significant customers, has filed for bankruptcy, which may adversely affect our results of operations.

On April 30, 2009, Chrysler filed a petition in bankruptcy court. The nature of the negative impact could be a reduction in future sales. We might also incur additional expenses related to the idling of one of our facilities. The Chrysler bankruptcy may adversely affect our results of operations.

The financial distress of our suppliers could harm our results of operations.

Automotive industry conditions have adversely affected our supplier base. Lower production levels for some of our key customers and increases in certain raw material, commodity and energy costs have resulted in severe financial distress among many companies within the automotive supply base. Several large suppliers have filed for bankruptcy protection or ceased operations. The continuation of financial distress within the supplier base may lead to increased commercial disputes and possible supply chain interruptions. The continuation or worsening of these industry conditions may have a negative effect on our business.

We may lose market share if we are unable to compete successfully against our current and future competitors.

The audio and video product markets that we serve are fragmented, highly competitive, rapidly changing and characterized by intense price competition.

Many manufacturers, large and small, domestic and foreign, offer audio and video systems that vary widely in price and quality and are marketed through a variety of channels, including audio and video specialty stores, discount stores, department stores, mail order firms and the Internet. Some of our competitors have financial and other resources greater than ours. We cannot assure you that we will continue to compete effectively against existing or new competitors that may enter our markets. We also compete indirectly with automobile manufacturers that may improve the quality of original equipment audio and electronic systems, reducing demand for our aftermarket mobile audio products, or change the designs of their cars to make installation of our aftermarket products more difficult or expensive.

If we do not continue to develop, introduce and achieve market acceptance of new and enhanced products, our sales may decrease.

In order to increase sales in current markets and gain entry into new markets, we must maintain and improve existing products, while successfully developing and introducing new products. Our new and enhanced products must respond to technological developments and changing consumer preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, we may be unable to detect and correct defects in some of our products before we ship them. Delays or defects in new product introduction may result in loss of sales or delays in market acceptance. Even after introduction, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors’ new products and product enhancements may cause consumers to defer or forego purchases of our products.

Our business could be adversely affected if we are unable to obtain raw materials and components from our suppliers on favorable terms.

We are dependent upon third party suppliers, both in the United States and other countries, for various components, parts, raw materials and finished products. Some of our suppliers may produce products that compete with our products. We use externally sourced microchips in many of our products. A significant disruption in our supply chain and an inability to obtain alternative sources could have a material impact on our results of operations.

Covenants in our existing debt agreements restrict our operations.

Our recently amended revolving credit facility and the indenture for our convertible senior notes contain provisions that restrict our operating and financing activities. Together, they restrict our ability to, among other things:

•	incur debt for working capital, capital expenditures, debt service requirements or other corporate purposes;

•	use a substantial portion of proceeds from sales of debt, equity or assets to fund working capital, capital expenditures, product development and other corporate requirements;

•	create or assume liens;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	make capital expenditures or investments;

•	sell assets; and

•	modify or prepay certain material debt.

Because of the restrictions in these debt agreements, we may have difficulty securing additional financing in the form of additional indebtedness. In addition, our revolving credit facility contains other and more restrictive covenants, including financial covenants that will require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We may have to curtail some of our operations to maintain compliance with these covenants. A violation of any of these covenants could result in a default under these debt agreements, which could permit the lenders to accelerate the repayment of any borrowings outstanding at that time, and the lenders under the revolving credit facility could act on the collateral package granted in connection with the recently amended credit facility. A default or acceleration under our debt agreements would result in increased capital costs and adversely affect our ability to operate our business, our subsidiaries and guarantors’ ability to operate their business and our results of operations and financial condition.

If we fail to comply with the covenants contained in our existing debt agreements, the related debt incurred under those agreements could be declared immediately due and payable, which could also trigger a default under other agreements.

Our ability to meet the covenants or requirements in our credit facility and the indenture for our Convertible Senior Notes may be affected by events beyond our control, and we cannot assure you that we will satisfy these covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the applicable agreement. Upon the occurrence of an event of default under the applicable agreement, the lenders could elect to declare all amounts outstanding under the applicable agreement, together with accrued interest, to be immediately due and payable. If the payment of our indebtedness is accelerated, we cannot assure you that we will be able to make those payments or borrow sufficient funds from alternative sources to make those payments. Even if we were to obtain additional financing, that financing may be on unfavorable terms.

Currency fluctuations may reduce profits on our foreign sales or increase our costs, either of which could adversely affect our financial results.

A significant amount of our assets and operations are located, and the majority of our revenue is derived from, outside the United States. Consequently, we are subject to fluctuations in foreign currency exchange rates, especially the Euro. Translation losses resulting from currency fluctuations may adversely affect the profits from our foreign operations and have a negative impact on our financial results. In addition, we purchase certain foreign-made products. Although we hedge a portion of our foreign currency exposure and, due to the multiple currencies involved in our business, foreign currency positions partially offset and are netted against one another to reduce exposure, we cannot assure you that fluctuations in foreign currency exchange rates will not make these products more expensive to purchase. Increases in our cost of purchasing these products could negatively impact our financial results if we are not able to pass those increased costs on to our customers.

Our operations could be harmed by factors including political instability, natural disasters, fluctuations in currency exchange rates and changes in regulations that govern international transactions.

The risks inherent in international trade may reduce our international sales and harm our business and the businesses of our distributors and suppliers. These risks include:

•	changes in tariff regulations;

•	political instability, war, terrorism and other political risks;

•	foreign currency exchange rate fluctuations;

•	establishing and maintaining relationships with local distributors and dealers;

•	lengthy shipping times and accounts receivable payment cycles;

•	import and export licensing requirements;

•	compliance with foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

•	greater difficulty in safeguarding intellectual property than in the United States; and

•	difficulty in staffing and managing geographically diverse operations.

These and other risks may, among other things, increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products.

Our business could be adversely affected by a strike or work stoppage at one of our manufacturing plants or at a facility of one of our significant customers or at a common carrier or major shipping location.

Certain of our automotive customers are unionized and may incur work stoppages or strikes. A work stoppage at our facilities or those of our automotive customers could have a material adverse effect on our sales, earnings and financial condition. In addition, a work stoppage at a common carrier or a major shipping location could have a material adverse effect on our sales, earnings and financial condition. The risk of issues of this type at our facilities may be exacerbated by the implementation of our STEP Change program, which involves significant staff reductions and facility relocations.

Obligations to correct product defects covered by our warranties could adversely affect our financial results.

We warrant our products to be free from defects in materials and workmanship for periods ranging from six months to six years. Costs to correct product defects may exceed our estimates and adversely affect our results of operations and financial condition.

If we are unable to enforce or defend our ownership and use of our intellectual property, our business may decline.

Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights, as do the laws of the United States. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization, which could adversely affect our business. From time to time, third parties have alleged that we infringe their proprietary rights. These claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time consuming and expensive and could result in the diversion of our time and resources.

We are engaged in ongoing litigation and may be the subject of additional litigation that may result in payments to third parties, which could harm our business and financial results.

As more fully described in Part II, Item 3 Legal Proceedings, of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, we are currently involved in litigation arising out of or relating to the events leading up to the termination of the proposed acquisition of our Company in October 2007 or certain earnings guidance provided by us. In addition, similar litigation has been and may be initiated against us and others based on the alleged activities and disclosures at issue in the pending litigation. We cannot predict the outcome of any such proceeding or the likelihood that further proceedings will be instituted against us. In the event that there is an adverse ruling in any legal proceeding, we may be required to make payments to third parties that could harm our business or financial results. Furthermore, regardless of the merits of any claim, the continued maintenance of these legal proceedings may result in substantial legal expense and could also result in the diversion of our management’s time and attention away from our business.

We have deferred tax assets in our consolidated financial statements.

Our consolidated financial statements include deferred tax assets of $273.6 million as of March 31, 2009, which relate to temporary differences (differences between the assets and liabilities in the consolidated financial statements and the assets and liabilities in the calculation of taxable income). The valuation of deferred tax assets is based on various projections for future taxable income. Thus, when actual taxable income differs from projections, it may become necessary to adjust the valuation of our deferred tax assets, which could impact our results of operations and financial condition.

Harman International is a holding company with no operations of its own and therefore our cash flow and ability to service debt is dependent upon distributions from our subsidiaries.

Our ability to service our debt and pay dividends is dependent upon the operating earnings of our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by those subsidiaries to Harman International, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries’ earnings and are subject to various business considerations.

Risks related to the offering

Fluctuations in the price of our common stock may make our common stock more difficult to resell.

The market price and trading volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, our operations, business prospects or liquidity or this offering. During the period from July 1, 2006 to June 17, 2009, our common stock has fluctuated from a high of $125.13 per share to a low of $9.17 per share. In addition to the risk factors discussed in our periodic reports and elsewhere in this prospectus supplement, the price and volume volatility of our common stock may be affected by:

•	changes in financial estimates by securities analysts, or our inability to meet or exceed securities analysts’ or investors’ estimates or expectations;

•	actual or anticipated sales of common stock by existing shareholders, whether in the market or in subsequent public offerings;

•	capital commitments;

•	additions or departures of key personnel;

•	developments in our business or in our industry generally;

•	a prolonged downturn in our industry;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations and volatility;

•	changes in global financial and economic markets;

•	armed conflict, war or terrorism;

•	regulatory changes affecting our industry generally or our business and operations;

•	changes in market valuations of other companies in our industry;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

Stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering 10,667,000 shares of common stock (12,267,050 shares of common stock if the over-allotment option is exercised in full). The issuance of additional shares of our common stock in this offering or other issuances of our common stock or convertible or other equity linked securities, including options and warrants, or otherwise, will dilute the ownership interest of our common stockholders. As of June 10, 2009, we had 58,662,778 outstanding shares of common stock and (i) 2,636,292 shares of our common stock were issuable upon the exercise of stock options under our stock compensation plans with a weighted average exercise price of $61.03, (ii) 507,594 shares of our common stock were issuable upon vesting of restricted share units and (iii) 3,225,799 shares of our common stock were available for future stock award grants. In addition, shares of our common stock may be issuable upon the conversion of the Convertible Senior Notes (which have an initial conversion price of approximately $104.00 per share).

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Delaware law and our charter documents may impede or discourage a takeover, which could impair the market price of our common stock.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our rights agreement functions as a “poison pill,” and under our charter documents our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. Thus, certain provisions of our charter documents, our rights agreement and Delaware law could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting powers, preferences over our common stock with respect to dividends or if we voluntarily or involuntarily dissolve or distribute our assets and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE.

	Price range of common stock
	High	Low

Fiscal Year ended June 30, 2007
First Quarter (ended September 30, 2006)	$87.03	$74.65
Second Quarter (ended December 31, 2006)	108.29	82.64
Third Quarter (ended March 31, 2007)	105.68	92.40
Fourth Quarter (ended June 30, 2007)	125.13	96.12

Fiscal Year ended June 30, 2008
First Quarter (ended September 30, 2007)	$118.15	$75.52
Second Quarter (ended December 31, 2007)	89.64	69.48
Third Quarter (ended March 31, 2008)	73.75	35.74
Fourth Quarter (ended June 30, 2008)	46.90	37.60

Fiscal Year to end June 30, 2009
First Quarter (ended September 30, 2008)	$44.69	$29.92
Second Quarter (ended December 31, 2008)	34.00	9.87
Third Quarter (ended March 31, 2009)	21.19	9.17
Fourth Quarter (through June 17, 2009)	23.07	13.03

The last reported sale price of our common stock on the New York Stock Exchange on June 17, 2009 was $19.25 per share. As of June 10, 2009, there were 58,662,778 shares of our common stock outstanding.

We paid cash dividends during fiscal 2007 and 2008 of $.05 per share, with a dividend of $.0125 per share paid in each quarter. We paid cash dividends of $.0125 per share during each of the first two quarters of fiscal 2009 and indefinitely suspended our cash dividend effective as of the third quarter of fiscal 2009. The agreements governing our indebtedness restrict our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, incorporated by reference herein. Any determination as to payment of dividends on our common stock will be made by our board of directors based on our financial condition, our results of operations and contractual and other restrictions to which we may be subject. Our board of directors has no obligation to declare dividends under Delaware law or our Restated Certificate of Incorporation.

Use of proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $189.9 million (or $218.5 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use 20% of the net proceeds from this offering to reduce indebtedness and permanently reduce commitments under our revolving credit facility, as required by the terms of our amended credit agreement. Our revolving credit facility terminates on December 31, 2011, and the interest rate for borrowings is five percent over the London Interbank Offered Rate (LIBOR). We intend to use the remaining net proceeds to improve liquidity and for general corporate purposes, including potential future business acquisitions.

Affiliates of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering, which is being applied to repay such indebtedness. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009 on:

•	an actual basis; and

•

an as adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the net proceeds therefrom as described under “Use of proceeds.”

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended June 30, 2008, in our Current Report on Form 8-K filed on June 15, 2009 and in our Quarterly Report on Form 10-Q for the nine months ended March 31, 2009, all of which are incorporated by reference in this document.

	As of March 31, 2009
(dollars in thousands)	Actual	As adjusted for this offering

Cash and cash equivalents	$334,321	$486,154
Debt:
Current portion of long-term debt	571	571
Borrowings under revolving credit facility	260,112	222,011
Convertible Senior Notes	400,000	400,000
Other	1,611	1,611
Total debt (including current portion)	$662,294	$624,193

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized 200,000,000 shares; 84,259,095 shares issued, actual; 94,926,095 shares issued, as adjusted	842	949
Additional paid-in capital	633,113	823,512
Accumulated other comprehensive loss:
Unrealized loss on available-for-sale securities	(5,001)	(5,001)
Unrealized income on hedging derivates	2,115	2,115
Pension benefits	(12,250)	(12,250)
Cumulative foreign currency translation adjustment	50,247	50,247
Retained earnings	1,204,337	1,204,337
Less common stock held in treasury (25,599,817 shares)	(1,047,570)	(1,047,570)
Total shareholders’ equity	$825,833	$1,016,339
Total capitalization	$1,488,127	$1,640,532

Certain United States federal income and estate tax considerations

Circular 230 Notice.    The tax discussion contained in this document is not given in the form of a “covered opinion” within the meaning of Circular 230 issued by the U.S. Department of the Treasury. Thus, we are required to inform you that you cannot rely upon any advice contained in this document for the purpose of avoiding U.S. federal tax penalties. The tax discussion contained in this document was written to support the promotion or marketing of the transactions or matters described in this document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax consequences and, in the case of non-U.S. holders (as defined below), U.S. federal estate tax consequences of purchasing, holding and disposing of the shares of common stock we are offering. This summary is based on the Internal Revenue Code of 1986, as amended, (the “Code”), the Treasury regulations, promulgated or proposed thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all as of the date of this Prospectus Supplement, and all of which are subject to change or reinterpretation by the Treasury or courts, possibly on a retroactive basis.

This summary applies only to holders that acquire shares of our common stock in this offering at the offering price listed on the cover page hereof and that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This summary does not apply to holders that are subject to special rules, such as banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations or entities, holders liable for alternative minimum tax, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders that hold shares of our common stock as part of a hedging, straddle or conversion transaction, or U.S. holders whose functional currency is not the U.S. dollar.

For purposes of the following summary, a “U.S. holder” is a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “non-U.S. holder” is a beneficial owner of shares of our common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

The tax consequences to a partner in a partnership (or other entity treated as a partnership for U.S. federal tax purposes) that holds shares of our common stock generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships (or other entities treated as partnerships for U.S. federal tax purposes) that are prospective holders of the shares of our common stock, and partners in such partnerships, should consult their own tax advisors regarding specific U.S. federal income tax consequences of the partnership’s acquisition, ownership and disposition of the shares of our common stock.

TAXPAYERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER U.S. FEDERAL TAX LAW AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

Distributions on Common Stock

Distributions made on our common stock to U.S. holders out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be included in the gross income of a U.S. holder as dividend income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will be applied against and will reduce (but not below zero) the U.S. holder’s adjusted tax basis in the common stock, and any remaining excess will be treated as capital gain from a sale or exchange of the common stock, subject to the tax treatment described below in “Sale, Exchange or Other Taxable Dispositions of Common Stock.”

Dividends received by a non-corporate U.S. holder generally will constitute “qualified dividend income” and will be subject to tax at the rate applicable to net long-term capital gains (discussed below), provided that certain holding period and other requirements are satisfied. This preferential rate does not apply, however, to the extent that a U.S. holder elects to treat the dividends as “investment income” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. The reduced rates for such dividends are scheduled to expire on December 31, 2010. Accordingly, such dividends received on or after January 1, 2011 are scheduled to be taxable at normal graduated rates applicable to ordinary income.

Sale, Exchange or Other Taxable Dispositions of Common Stock

A sale, exchange, or other disposition of our common stock generally will result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. However, any loss recognized by a non-corporate U.S. holder generally will be long-term capital loss regardless of such holder’s actual holding period to the extent such holder received a dividend that constituted “qualified dividend income” and exceeded 10% of such holder’s adjusted tax basis in the common stock. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15% for tax years beginning before January 1, 2011. After December 31, 2010, the maximum capital gains rate is scheduled to increase to 20%. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on common stock, and on the proceeds from the sale, exchange or disposition of common stock. In addition, a U.S. holder will be subject to backup withholding (currently at a rate of 28%) on dividends paid on common stock, and on the proceeds from the sale, exchange or other disposition of common stock, unless the U.S. holder provides a duly executed Internal Revenue Service (“IRS”) Form W-9 (and the payor does not have actual knowledge or reason to know that such holder is not a “United States person” as defined under the Code) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their own advisors regarding the application of the information reporting and backup withholding rules to them.

Non-U.S. holders

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to tax on a net basis at the same graduated U.S. federal income tax rates applicable to U.S. persons, unless an applicable tax treaty provides otherwise. In addition, any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. Non-U.S. holders should consult their own advisors regarding the certification requirements applicable to them.

A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. tax in respect of dividends received may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Dispositions of Common Stock

Any gain recognized on the disposition of shares of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

1.	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case, the gain generally will be subject to U.S. income tax on a net basis in the manner applicable to U.S. holders and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

2.	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, in which case, the gain generally will be subject to a flat 30% tax, which may be offset by U.S. source capital losses; or

3.	we are, or have been at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that such non-U.S. holder held the common stock, a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax generally will not apply to a non-U.S. holder whose holdings, direct and indirect, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. In addition, we expect that our common stock will be treated as regularly traded on an established securities market.

U.S. Federal Estate Tax

Common stock held by an individual non-U.S. holder who is not a resident of the United States (as specifically defined for U.S. federal estate tax purpose) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) on dividends paid to such holder unless such holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own advisors regarding the application of the information reporting and backup withholding rules to them.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of our common stock:

Underwriter	Number of shares

J.P. Morgan Securities Inc.	7,786,910
HSBC Securities (USA) Inc.	640,020
Mitsubishi UFJ Securities (USA), Inc.	640,020
UniCredit Capital Markets, Inc.	640,020
Citigroup Global Markets Inc.	320,010
Danske Markets Inc.	320,010
Scotia Capital (USA) Inc.	320,010

Total	10,667,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all the shares of common stock offered by us hereunder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-allotment option

The underwriters have an option to buy up to 1,600,050 additional shares of our common stock, to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as the shares described above are being offered.

Underwriting discounts and commissions

The underwriters propose to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.53 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without over-allotment exercise	With maximum over- allotment exercise

Per share	$0.89	$0.89
Total	$9,493,630	$10,917,675

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $0.572 million.

No sales of similar securities

For a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than the shares of our common stock offered hereby (including the rights attached thereto) and any shares of our common stock issued upon the exercise of options granted under the existing stock-based compensation plans of our Company.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which each of them, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. on behalf of the underwriters, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in the case of each of the clauses (i) and (ii) above, other than (A) transfers of shares of our common stock as a bona fide gift or gifts, (B) transfers to any immediate family member of such person or trust for the direct or indirect benefit of such person and/or any immediate family member of such person, (C) in the case of a stock option expiring in 2009, such person may sell, exchange, swap or otherwise transfer or dispose of shares of our common stock issuable upon the exercise thereof to us in an amount limited to the amount necessary to cover the exercise price thereof, (D) upon the death of such person, transfers of our common stock by the estate of such person and

(E) shares of our common stock sold pursuant to a Rule 10b5-1 trading plan effective on the date hereof; provided that, in the case of any transfer or distribution pursuant to clause (A), (B) or (D) above, each donee or transferee executes a lock-up letter to the foregoing effect; and provided further, that, in the case of any transfer or distribution pursuant to clause (A), (B) or (D) above, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period referred to above).

Notwithstanding the foregoing paragraphs, if (a) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our Company occurs or (b) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions on us and our directors and executive officers regarding the sale of similar securities will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on the New York Stock Exchange under the symbol “HAR.”

Price stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Our relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. With respect to our revolving credit facility, (i) JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender, (ii) Bank of Tokyo-Mitsubishi UFJ Trust Company, an affiliate of Mitsubishi UFJ Securities (USA), Inc., is a syndication agent and a lender, (iii) Bayerische Hypo-und Vereinsbank AG, New York Branch, an affiliate of UniCredit Capital Markets, Inc., is a syndication agent and a lender, (iv) HSBC Bank USA, National Association, an affiliate of HSBC Securities (USA) Inc., is a syndication agent and a lender, (v) The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., is a lender, (vi) Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is a lender and (vii) Danske Bank A/S, an affiliate of Danske Markets Inc., is a lender. A portion of the net proceeds from this offering will be used to repay indebtedness under our revolving credit facility and, therefore, JPMorgan Chase Bank, N.A. and any other affiliates of the underwriters that are agents or lenders under our revolving credit facility will receive a portion of the net proceeds from this offering. See “Use of proceeds.”

Because more than 10% of the net proceeds from this offering could potentially be paid to affiliates of the underwriters pursuant to the repayment of indebtedness under our revolving credit facility, this offering will be made pursuant to the applicable provisions of FINRA Rule 5110(h) and in compliance with the requirements of NASD Rule 2720(c)(3).

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area/United Kingdom

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors”, as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor will authorize, the making of any offer of the shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares of common stock contemplated in this prospectus supplement.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offering have not been acquired on behalf of, or with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Switzerland

This prospectus supplement, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by the underwriters from time to time.

This prospectus supplement, as well as any other material relating to the shares of common stock, are personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

France

This prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with an offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of common stock have been offered or sold, or will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”), consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D.341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained herein or therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of our common stock acquired by any Permitted Investors may be made only as provided by articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy

The offering of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa (the “CONSOB”)) pursuant to Italian securities legislation and, accordingly, our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or the accompanying prospectus or any other documents relating to our common stock or the offer be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”), or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Law”), and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to our common stock or the offer in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), the Italian Financial Law, Regulation No. 11522 and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. Any investor purchasing shares of our common stock in the offer is solely responsible for ensuring that any offer or resale of shares it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Legal matters

The validity of the securities offered under this prospectus supplement will be passed upon by Akin Gump Strauss Hauer & Feld LLP, New York, NY. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, NY.

Experts

The consolidated financial statements of Harman International Industries, Incorporated as of June 30, 2008 and 2007, and for each of the years in the three-year period ended June 30, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements dated August 29, 2008, except as it relates to the effect of changes in segments discussed in Note 17, Business Segment Data for which the date is June 15, 2009, contains an explanatory paragraph that states that the Company adopted, effective July 1, 2007, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

PROSPECTUS

Harman International Industries, Incorporated

Common Stock

Preferred Stock

Debt Securities

Warrants

We may, from time to time, offer to sell common stock, preferred stock, debt securities and warrants. We refer to our common stock, preferred stock, debt securities and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “HAR.”

Investing in our securities involves risks. See “Risk factors” on page 3. You should also consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling security holders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and any prospectus supplement accompanying this prospectus, together with the information described under the headings “Where you can find more information” and “Incorporation by reference,” before deciding whether to invest in any of the securities being offered.

Summary

References in this prospectus to “Harman International,” “Harman,” the “Company,” “we,” “us” and “our” are to Harman International Industries, Incorporated and its subsidiaries. The term “you” refers to a prospective investor.

Our Company

We believe we are a worldwide leader in the development, manufacture and marketing of high-quality, high-fidelity audio products and electronic systems. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. We also believe that we are a leader in digitally integrated infotainment systems for the automotive industry. Our AKG, Crown, JBL, Infinity, Harman/Kardon, Lexicon, dbx, Studer/Soundcraft, Mark Levinson and Becker brand names are well known worldwide for premium quality and performance. We have built these brands by developing our engineering, manufacturing and marketing competencies, and have employed these resources to establish our Company as a leader in the markets we serve.

We report our business on the basis of four segments. Our Automotive, Consumer and Professional segments are based on the end-user markets we serve. Our fourth segment, Other, includes our QNX business, which was previously reported in our Automotive segment. This realignment reflects our focus on growing the QNX business in other non-automotive industries.

Automotive

Our Automotive segment designs, manufactures and markets audio, electronic and infotainment systems for vehicle applications to be installed primarily as original equipment by automotive manufacturers. Our infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, voice-activated telephone and climate control, rear seat entertainment, wireless Internet access, hard disk recording, MP3 playback and a high-end branded audio system. We expect future infotainment systems to also integrate driver safety capabilities such as lane guidance, traffic sign recognition, pre-crash emergency braking, adaptive cruise control and night vision. Our Automotive products are marketed worldwide under brand names including JBL, Infinity, Mark Levinson, Harman/Kardon, Logic 7, Lexicon and Becker. We also have an exclusive alliance with Bowers & Wilkins to develop, manufacture, sell or service premium audio systems under the Bowers & Wilkins brand name. Global automotive customers for our premium audio and infotainment systems include Daimler, the BMW Group, Toyota/Lexus, Audi/Volkswagen, Chrysler, Porsche, Land Rover, Hyundai, PSA Peugeot Citroën and Jaguar. We also produce a Harman/Kardon branded infotainment system for Harley-Davidson touring motorcycles. Our premium branded audio systems are sold independently or in conjunction with our infotainment systems. Our Automotive segment also markets personal navigation devices that are primarily sold in Europe.

Consumer

Our Consumer segment designs, manufactures and markets a wide-range of mid- to high-end audio, video and digital storage systems for home, multimedia and mobile applications. Our Consumer products feature some of the world’s most recognized audio brands, including AKG, Harman/Kardon, Infinity, JBL and Mark Levinson. Home applications include dedicated home audio and theater systems, as well as distributed systems that provide multi-zone high-quality audio and video. Multimedia applications comprise a wide-range of innovative accessories such as designer fashion earbuds and noise cancelling headphones that enhance the sound of portable electronic devices. Our branded audio products for multimedia applications are primarily designed to enhance sound for Apple’s iPods and iPhones, and other MP3 players. We provide transducers and built-in speakers for leading notebook computers, such as Toshiba and Lenovo. Additionally, we provide an extensive line of audio systems for personal computers that are recognized for their award winning design and high-fidelity.

Aftermarket mobile products include speakers, amplifiers and controllers that deliver high-quality in-car audio. Our Consumer products are sold in specialty audio stores, mass market retail stores such as the Apple stores, Best Buy, Target, Media Markt and Fnac, and through online retailers.

Professional

Our Professional segment designs, manufactures and markets an extensive range of loudspeakers, power amplifiers, digital signal processors, microphones, headphones and mixing consoles used by audio professionals in concert halls, stadiums, airports, houses of worship and other public spaces. For example, our Professional products can be found in prestigious venues and at important events such as the Kennedy Center, the Vienna State Opera House, the O2 World Arena in Berlin, Yankee Stadium, the 51st Grammy Awards, the 2008 Beijing Olympics and the 2009 Presidential Inauguration. We design products for recording, broadcast, cinema and music reproduction applications. We also provide high-quality products to the sound reinforcement, music instrument support and broadcast and recording segments of the professional audio market. Our Professional products are marketed globally under brand names including JBL Professional, AKG, Crown, Soundcraft, Lexicon, Revel, DigiTech, dbx and Studer.

We also offer complete systems solutions for professional installations and users around the world. Our products can be linked by our HiQnet network protocol providing a central digital network for audio professionals to control different aspects of a complex system. We believe that we are well equipped to provide turnkey systems solutions for professional audio applications that offer the customer improved performance, reliability, ease of installation and reduced cost. Our Professional segment also includes high-end installed audio and home theater systems that we market under our JBL Professional, Revel, Crown, Lexicon and Mark Levinson brands.

Other (QNX)

Our Other segment includes the operations of our QNX business, which offers real-time operating system software, middleware, development tools and consulting services. The markets served by our QNX business include automotive, industrial control and automation, energy, medical, networking and telecommunications, and security and defense. Leading technology companies have embraced QNX solutions in such products as the Intel Atom processor, Adobe Flash and Apple’s iPod. QNX products include the QNX Neutrino RTOS operating system and the award-winning QNX Aviage suite of middleware. Additionally, our QNX technologies can be found in a wide spectrum of products in which reliability is paramount, such as medical devices, the NASA Space Arm, optical telecommunications networks and in a number of defense applications, including control, sensor and communications systems.

Corporate Information

We were incorporated in the state of Delaware in 1980. Our principal executive offices are located at 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901. Our telephone number is (203) 328-3500 and our website can be accessed at www.harman.com. Information contained in our website does not constitute part of this prospectus.

Risk factors

Please carefully consider the risk factors described below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Decreased demand from our customers in the automotive industry may adversely affect our results of operations.

For the nine months ended March 31, 2009, approximately 65 percent of our sales were to automobile manufacturers. As a result, our financial performance depends, in large part, on conditions in the automotive industry, which is highly dependant on general economic conditions and which has recently experienced significant difficulty. Certain of our customers have publicly announced their financial difficulties, including some of our major customers. As a result, we have and may continue to experience reductions in orders from these customers. If one or more of our significant automotive customers experiences, or continues to experience, continued or increased financial difficulty, as a result of a prolonged economic downturn or otherwise, this would have a further adverse effect on our business due to further decreased demand, the potential inability of these companies to make full payment on amounts owed to us, or both. In addition, our customer supply agreements generally provide for reductions in pricing of our products over the period of production. Pricing pressures may intensify as a result of cost cutting initiatives of our customers in the current economic environment. If we are unable to generate sufficient production cost savings in the future to offset future price reductions, our results of operations may be adversely affected.

A decrease in discretionary spending would likely reduce our sales.

Our sales are dependent on discretionary spending by consumers, which has been materially adversely impacted by economic conditions affecting disposable consumer income and retail sales. In addition, our sales of audio, electronic and infotainment products to automotive customers are dependent on the overall success of the automobile industry, and the success of premium automobiles in particular, as well as the willingness of automobile purchasers to pay for the option of a premium branded automotive audio system or a multi-function digital infotainment system. Global demand for and production of premium vehicles, including certain vehicle models that incorporate our products, has recently declined significantly in the difficult economic environment. This “mix shift” has had a negative impact on our results of operations. Consumer trends such as this could continue or accelerate in the future.

The current economic environment may adversely affect the availability and cost of credit and consumer spending patterns.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions. The subprime mortgage crisis and disruptions in the financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact the availability of credit already arranged, and the availability and cost of credit in the future. The disruptions in the financial markets have also had an adverse effect on the global economy, which has negatively impacted consumer spending patterns. This has resulted in reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

Our products may not satisfy shifting consumer demand or compete successfully with competitors’ products.

Our business is based on the demand for premium audio and video products and our ability to introduce distinctive new products that anticipate changing consumer demands and capitalize upon emerging technologies. If we fail to introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, impairing our distinctive image and our products’ desirability. If any of these events occur, our sales could decline.

We may not realize sales represented by awarded business.

Our current $8.8 billion of awarded business is calculated using certain assumptions from our customers, including projected future sales volumes with respect to the applicable platforms. Orders from our customers with respect to these platforms are not made pursuant to contractual obligations and our customers can terminate arrangements with us at any time without penalty. Therefore, our actual platform sales volumes, and thus the ultimate amount of revenue that we derive from such platforms, is not committed. If actual production orders from our customers are not consistent with the projections we use in calculating the amount of our awarded business, we could realize substantially less revenue over the life of these projects than the currently projected $8.8 billion.

We may not be successful in realizing the cost savings anticipated in our STEP Change program.

Our STEP Change restructuring methodology is intended to achieve $400 million in sustainable annual cost-savings, as measured against fiscal year 2008. This methodology uses a calculation of the targeted reduction in costs that is based exclusively on the reduction of costs relative to our cost base in fiscal year 2008, which is not consistent with our cost base in all fiscal years. In addition, it assumes, for purposes of calculating cost savings, that sales volumes are identical to those experienced in fiscal year 2008. Certain of the cost savings contemplated by this methodology are volume dependent, and therefore even if we achieve the full $400 million in annual cost-savings as calculated in accordance with the STEP Change methodology, the actual impact on our results of operations may be substantially less than $400 million in any fiscal year in which sales volumes are not consistent with those experienced in fiscal year 2008.

The initiatives comprised by our STEP Change program include facility and headcount reductions and other expense controls. We cannot assure you that we will be able to implement these cost reduction initiatives successfully, or at a reasonable cost. For the nine months ended March 31, 2009, we incurred $47.2 million of restructuring and related costs associated with these initiatives, and we anticipate incurring further expenses throughout the upcoming years, some of which may be material in the period in which they are incurred.

Even if we are successful in these initiatives, we may face other risks associated with our plans, including, among other things, declines in employee morale and increased labor relations issues or other interruptions in our operations. Any of these risks could have an adverse impact on our results of operations. In addition, as a result of pricing pressures on our products, we may not be able to translate all of the cost savings from these initiatives into increased earnings.

Failure to maintain relationships with our largest customers and failure by our customers to continue to purchase expected quantities of our products due to changes in market conditions would have an adverse effect on our operations.

We anticipate that our automotive customers, including Audi/Volkswagen, BMW, Daimler and Toyota/Lexus, will continue to account for a significant portion of our sales for the foreseeable future. However, none of Audi/Volkswagen, BMW, Daimler, Toyota/Lexus our other automotive customers are obligated to any long-term purchases of our products. The loss of sales to Audi/Volkswagen, BMW, Daimler, Toyota/Lexus or to any of our other significant automotive customers would have a material adverse effect on our consolidated sales, earnings and financial position. In recent years, we held a majority of Daimler’s infotainment and audio system business. Automakers customarily maintain dual sourcing arrangements, so our supply relationship with Daimler exceeded expectations. Daimler made strategic decisions in 2006 and 2007 to move to dual sourcing, and as a result, our share of Mercedes business has declined in fiscal 2008 and will further decline in fiscal 2009. We cannot assure you that our customers will not further expand dual sourcing arrangements in the future.

Failure to deliver products on time to our automotive customers could adversely affect our financial results.

We have products in various stages of development for our automotive customers. If we do not complete our development efforts in time to meet our customers’ vehicle production requirements, we could be subject to monetary penalties and damage our customer relationships, which could have a material adverse effect on our consolidated sales, earnings and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial position and results of operations.

A significant portion of our revenues are derived from sales to customers in the automotive industry, where companies have experienced financial difficulties. As part of the bankruptcy process, our pre-petition receivables may not be realized, customer manufacturing sites may be closed or contracts voided. The bankruptcy of a major customer could have a material adverse effect on our liquidity, financial condition, and results of operations.

Chrysler, one of our significant customers, has filed for bankruptcy, which may adversely affect our results of operations.

On April 30, 2009, Chrysler filed a petition in bankruptcy court. The nature of the negative impact could be a reduction in future sales. We might also incur additional expenses related to the idling of one of our facilities. The Chrysler bankruptcy may adversely affect our results of operations.

The financial distress of our suppliers could harm our results of operations.

Automotive industry conditions have adversely affected our supplier base. Lower production levels for some of our key customers and increases in certain raw material, commodity and energy costs have resulted in severe financial distress among many companies within the automotive supply base. Several large suppliers have filed for bankruptcy protection or ceased operations. The continuation of financial distress within the supplier base may lead to increased commercial disputes and possible supply chain interruptions. The continuation or worsening of these industry conditions may have a negative effect on our business.

We may lose market share if we are unable to compete successfully against our current and future competitors.

The audio and video product markets that we serve are fragmented, highly competitive, rapidly changing and characterized by intense price competition.

Many manufacturers, large and small, domestic and foreign, offer audio and video systems that vary widely in price and quality and are marketed through a variety of channels, including audio and video specialty stores, discount stores, department stores, mail order firms and the Internet. Some of our competitors have financial and other resources greater than ours. We cannot assure you that we will continue to compete effectively against existing or new competitors that may enter our markets. We also compete indirectly with automobile manufacturers that may improve the quality of original equipment audio and electronic systems, reducing demand for our aftermarket mobile audio products, or change the designs of their cars to make installation of our aftermarket products more difficult or expensive.

If we do not continue to develop, introduce and achieve market acceptance of new and enhanced products, our sales may decrease.

In order to increase sales in current markets and gain entry into new markets, we must maintain and improve existing products, while successfully developing and introducing new products. Our new and enhanced products must respond to technological developments and changing consumer preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, we may be unable to detect and correct defects in some of our products before we ship them. Delays or defects in new product introduction may result in loss of sales or delays in market acceptance. Even after introduction, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors’ new products and product enhancements may cause consumers to defer or forego purchases of our products.

Our business could be adversely affected if we are unable to obtain raw materials and components from our suppliers on favorable terms.

We are dependent upon third party suppliers, both in the United States and other countries, for various components, parts, raw materials and finished products. Some of our suppliers may produce products that compete with our products. We use externally sourced microchips in many of our products. A significant disruption in our supply chain and an inability to obtain alternative sources could have a material impact on our results of operations.

Covenants in our existing debt agreements restrict our operations.

Our recently amended revolving credit facility and the indenture for our convertible senior notes contain provisions that restrict our operating and financing activities. Together, they restrict our ability to, among other things:

•	incur debt for working capital, capital expenditures, debt service requirements or other corporate purposes;

•	use a substantial portion of proceeds from sales of debt, equity or assets to fund working capital, capital expenditures, product development and other corporate requirements;

•	create or assume liens;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	make capital expenditures or investments;

•	sell assets; and

•	modify or prepay certain material debt.

Because of the restrictions in these debt agreements, we may have difficulty securing additional financing in the form of additional indebtedness. In addition, our revolving credit facility contains other and more restrictive covenants, including financial covenants that will require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. We may have to curtail some of our operations to maintain compliance with these covenants. A violation of any of these covenants could result in a default under these debt agreements, which could permit the lenders to accelerate the repayment of any borrowings outstanding at that time, and the lenders under the revolving credit facility could act on the collateral package granted in connection with the recently amended credit facility. A default or acceleration under our debt agreements would result in increased capital costs and adversely affect our ability to operate our business, our subsidiaries and guarantors’ ability to operate their business and our results of operations and financial condition.

If we fail to comply with the covenants contained in our existing debt agreements, the related debt incurred under those agreements could be declared immediately due and payable, which could also trigger a default under other agreements.

Our ability to meet the covenants or requirements in our credit facility and the indenture for our Convertible Senior Notes may be affected by events beyond our control, and we cannot assure you that we will satisfy these covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the applicable agreement. Upon the occurrence of an event of default under the applicable agreement, the lenders could elect to declare all amounts outstanding under the applicable agreement, together with accrued interest, to be immediately due and payable. If the payment of our indebtedness is accelerated, we cannot assure you that we will be able to make those payments or borrow sufficient funds from alternative sources to make those payments. Even if we were to obtain additional financing, that financing may be on unfavorable terms.

Currency fluctuations may reduce profits on our foreign sales or increase our costs, either of which could adversely affect our financial results.

A significant amount of our assets and operations are located, and the majority of our revenue is derived from, outside the United States. Consequently, we are subject to fluctuations in foreign currency exchange rates, especially the Euro. Translation losses resulting from currency fluctuations may adversely affect the profits from our foreign operations and have a negative impact on our financial results. In addition, we purchase certain foreign-made products. Although we hedge a portion of our foreign currency exposure and, due to the multiple currencies involved in our business, foreign currency positions partially offset and are netted against one another to reduce exposure, we cannot assure you that fluctuations in foreign currency exchange rates will not make these products more expensive to purchase. Increases in our cost of purchasing these products could negatively impact our financial results if we are not able to pass those increased costs on to our customers.

Our operations could be harmed by factors including political instability, natural disasters, fluctuations in currency exchange rates and changes in regulations that govern international transactions.

The risks inherent in international trade may reduce our international sales and harm our business and the businesses of our distributors and suppliers. These risks include:

•	changes in tariff regulations;

•	political instability, war, terrorism and other political risks;

•	foreign currency exchange rate fluctuations;

•	establishing and maintaining relationships with local distributors and dealers;

•	lengthy shipping times and accounts receivable payment cycles;

•	import and export licensing requirements;

•	compliance with foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

•	greater difficulty in safeguarding intellectual property than in the United States; and

•	difficulty in staffing and managing geographically diverse operations.

These and other risks may, among other things, increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products.

Our business could be adversely affected by a strike or work stoppage at one of our manufacturing plants or at a facility of one of our significant customers or at a common carrier or major shipping location.

Certain of our automotive customers are unionized and may incur work stoppages or strikes. A work stoppage at our facilities or those of our automotive customers could have a material adverse effect on our sales, earnings and financial condition. In addition, a work stoppage at a common carrier or a major shipping location could have a material adverse effect on our sales, earnings and financial condition. The risk of issues of this type at our facilities may be exacerbated by the implementation of our STEP Change program, which involves significant staff reductions and facility relocations.

Obligations to correct product defects covered by our warranties could adversely affect our financial results.

We warrant our products to be free from defects in materials and workmanship for periods ranging from six months to six years. Costs to correct product defects may exceed our estimates and adversely affect our results of operations and financial condition.

If we are unable to enforce or defend our ownership and use of our intellectual property, our business may decline.

Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights, as do the laws of the United States. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization, which could adversely affect our business. From time to time, third parties have alleged that we infringe their proprietary rights. These claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time consuming and expensive and could result in the diversion of our time and resources.

We are engaged in ongoing litigation and may be the subject of additional litigation that may result in payments to third parties, which could harm our business and financial results.

As more fully described in Part II, Item 3 Legal Proceedings, of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, we are currently involved in litigation arising out of or relating to the events leading up to the termination of the proposed acquisition of our Company in October 2007 or certain earnings guidance provided by us. In addition, similar litigation has been and may be initiated against us and others based on the alleged activities and disclosures at issue in the pending litigation. We cannot predict the outcome of any such proceeding or the likelihood that further proceedings will be instituted against us. In the event that there is an adverse ruling in any legal proceeding, we may be required to make payments to third parties that could harm our business or financial results. Furthermore, regardless of the merits of any claim, the continued maintenance of these legal proceedings may result in substantial legal expense and could also result in the diversion of our management’s time and attention away from our business.

We have deferred tax assets in our consolidated financial statements.

Our consolidated financial statements include deferred tax assets of $273.6 million as of March 31, 2009, which relate to temporary differences (differences between the assets and liabilities in the consolidated financial statements and the assets and liabilities in the calculation of taxable income). The valuation of deferred tax assets is based on various projections for future taxable income. Thus, when actual taxable income differs from projections, it may become necessary to adjust the valuation of our deferred tax assets, which could impact our results of operations and financial condition.

Harman International is a holding company with no operations of its own and therefore our cash flow and ability to service debt is dependent upon distributions from our subsidiaries.

Our ability to service our debt and pay dividends is dependent upon the operating earnings of our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by those subsidiaries to Harman International, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries’ earnings and are subject to various business considerations.

Forward-looking statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, capital expenditures, the outcome of pending legal proceedings and claims, goals and objectives for future operations, including descriptions of our business strategies and purchase commitments from customers. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “should,” “will” and similar expressions. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider the information in this prospectus and the documents incorporated by reference herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. In light of these risks and uncertainties, we cannot assure you that the results and events contemplated by the forward-looking statements contained in, or incorporated by reference into, this prospectus will in fact transpire.

The risks described below are discussed in greater detail in our periodic filings with the SEC. You should carefully consider the risks described below and in our periodic reports because they identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Our operating results may fluctuate significantly and may not meet our expectations or those of securities analysts or investors. The price of our stock would likely decline if this occurs. Factors that may cause fluctuations in our operating results include, but are not limited to, the following:

•

our ability to successfully implement our strategic initiatives, including our STEP Change cost reduction initiatives, and to achieve the intended benefits and anticipated savings of those initiatives;

•	automobile industry sales and production rates and the willingness of automobile purchasers to pay for the option of a premium audio system and/or a multi-function infotainment system;

•	changes in consumer confidence and spending and worsening economic conditions worldwide;

•	the bankruptcy or financial deterioration of one or more of our customers or suppliers;

•	the loss of one or more significant customers, including our automotive manufacturer customers, or the loss of a significant platform with an automotive customer;

•

changes in interest rates and the availability of financing affecting corporate and consumer spending, including the effects of continued volatility and further deterioration in the financial and credit markets;

•	fluctuations in currency exchange rates, particularly with respect to the value of the U.S. dollar and the euro, and other risks inherent in international trade and business transactions;

•	warranty obligations for defects in our products;

•	our ability to satisfy contract performance criteria, including our ability to meet technical specifications and due dates on new platforms, at expected profit margins;

•	competition in the automotive, consumer or professional markets in which we operate, including pricing pressure in the market for personal navigation devices (“PNDs”);

•	our ability to achieve cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering and administrative organizations;

•	model-year changeovers and customer acceptance in the automotive industry;

•	our ability to enforce or defend our ownership and use of intellectual property;

•	our ability to maintain a competitive technological advantage within the systems, services and products we provide into the marketplace;

•	our ability to effectively integrate acquisitions made by us or manage restructuring and cost migration initiatives;

•	our ability to comply with the financial or other covenants in our long-term debt agreements;

•	limitations on our ability to borrow funds under our existing credit facilities;

•	the valuation of certain assets, including goodwill, investments and deferred tax assets, considering recent market conditions;

•	strikes, work stoppages and labor negotiations at our facilities, or at a facility of one of our significant customers, or work stoppages at a common carrier or a major shipping location;

•	commodity price fluctuations;

•	availability of key components for the products we manufacture; and

•	the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and ERISA lawsuits.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations, and could cause actual results to differ materially from those expressed in the forward-looking statements. As a result, the foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and the periodic reports we file with the SEC, including the information in Item 1A, “Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and Item 1A, “Risk Factors” of Part II of the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009. We undertake no obligation to publicly update or revise any forward-looking statement.

Use of proceeds

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

Description of the securities

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated; or

•	warrants exercisable for common stock, preferred stock or debt securities.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, debt securities or warrants that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offering.

Ratio of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we currently do not have any preferred stock outstanding.

	Fiscal Quarter Ended March 31, 2009		Fiscal Year Ended
			June 30, 2008		June 30, 2007		June 30, 2006		June 30, 2005		June 30, 2004
Ratio of earnings to fixed charges(1)	—	(2)	4.59	x	16.69	x	10.59	x	10.63	x	6.35	x

(1)	For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness, and the portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes, plus fixed charges, plus amortization of capitalized interest, and less capitalized interest.
(2)	Due to our loss for the three months ended March 31, 2009, the ratio coverage was less than 1:1. We must generate additional earnings of $94.8 million to achieve a ratio of 1:1.

Selling security holders

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Plan of distribution

We or any selling security holder may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us or by any selling security holder to purchasers; or

•	through a combination of any of these methods.

We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a prospectus supplement.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Additional legal matters may be passed upon for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

Experts

The consolidated financial statements of Harman International Industries, Incorporated as of June 30, 2008 and 2007, and for each of the years in the three-year period ended June 30, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements dated August 29, 2008, except as it relates to the effect of changes in segments discussed in Note 17, Business Segment Data for which the date is June 15, 2009, contains an explanatory paragraph that states that the Company adopted, effective July 1, 2007, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.harman.com. Except as set forth below under “Incorporation by reference,” information on our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus. Our common stock is listed on the New York Stock Exchange (NYSE: HAR), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (including the portions of our proxy statement for our 2008 annual meeting of stockholders incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009;

•

Our Current Reports on Form 8-K filed July 31, 2008, August 21, 2008, September 23, 2008, November 14, 2008, December 8, 2008, January 15, 2009, January 30, 2009, February 13, 2009, March 16, 2009, April 3, 2009 and June 15, 2009 (other than, in each case, any portions of those documents not deemed to be filed);

•	the description of our common stock contained in our Registration Statement on Form 8-A/A (Commission File No. 001-09764), filed on February 27, 2003, including any amendments thereto; and

•

the description of the Rights to purchase Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A (Commission File No. 001-09764), filed on December 16, 1999, including any amendments thereto.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: Harman International Industries, Incorporated, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901; telephone (203) 328-3500. The filings are also available on our website at www.harman.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

10,667,000 shares

Common Stock

Harman International Industries, Incorporated

Prospectus Supplement

Sole book-running manager

J.P.Morgan

HSBC	Mitsubishi UFJ Securities	UniCredit Capital Markets

Citi	Danske Markets	Scotia Capital

June 17, 2009

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.